Exhibit 99.1
MARKETAXESS REPORTS RECORD REVENUE, PRE-TAX INCOME AND TRADING
VOLUME FOR THE SECOND QUARTER OF 2007
Diluted EPS of $0.10 Versus $0.02 in the Prior Year Period
Second Quarter Financial and Operating Highlights*
•	Diluted earnings per share of $0.10, up from $0.02.

•	Net income of $3.6 million, up 344.0%.

•	Record revenues of $25.3 million, up 25.8%, driven by record quarterly U.S. high-grade and Other commissions.

•	Total expenses up 2.8%.

•	Pre-tax income of $6.0 million, up 335.7%.

•	Pre-tax margin of 23.9%, up from 6.9%.

•	Record system trading volume of $111.4 billion, up 40.3%; record U.S. high-grade trading volume, up 56.1%.

•	U.S. high-grade trading volume an estimated 11.1% of the National Association of Securities Dealers (NASD) Trade Reporting and Compliance Engine (TRACE) high-grade trading volume, up from an estimated 7.6%.

*	All comparisons versus second quarter 2006.
NEW YORK, August 1, 2007 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed income securities, today announced results for the second quarter ended June 30, 2007.
Total revenues for the second quarter of 2007 increased 25.8% to a record $25.3 million, compared to $20.1 million in the second quarter of 2006. Pre-tax income for the second quarter of 2007 was $6.0 million, an increase of 335.7% compared to $1.4 million in the second quarter of 2006. Net income in the second quarter of 2007 totaled $3.6 million, or $0.10 per share on a diluted basis, an increase of 344.0% compared to $0.8 million, or $0.02 per share on a diluted basis, in the second quarter of 2006.
Pre-tax margin in the second quarter of 2007 was 23.9%, compared to 6.9% in the second quarter of 2006.
Richard M. McVey, chairman and chief executive officer of MarketAxess, commented, “In the second quarter, top line revenue growth accelerated and we expanded our pre-tax margins to 24% from 7% in the second quarter of 2006. Growth was driven by new record quarterly trading volume with our estimated share of NASD high-grade TRACE increasing to 11.1% from 7.6%. Our ongoing investments in new products and system enhancements are now paying dividends in the form of strong revenue generation, superior operating leverage, and client recognition of our leadership position in e-trading in the credit markets.”

Second Quarter Results
Total revenues for the second quarter of 2007 increased 25.8% to a record $25.3 million, compared to $20.1 million in the second quarter of 2006. U.S. high-grade corporate bond commissions increased 32.4% to a record $14.5 million in the second quarter of 2007, compared to $11.0 million in the second quarter of 2006. European high-grade corporate bond commissions totaled $4.5 million in the second quarter of 2007, an increase of 9.0% compared to $4.1 million in the second quarter of 2006. Other commissions increased 12.5% in the second quarter of 2007 to a record $2.5 million, compared to $2.2 million in the second quarter of 2006. Other revenue, which consists of information and user access fees, license fees, technology services fees, investment income and other revenue, increased 34.4% to $3.8 million in the second quarter of 2007, compared to $2.9 million in the second quarter of 2006, primarily due to $0.6 million in revenue recognized under a technology development contract with a broker-dealer client.
Total expenses for the second quarter of 2007 increased 2.8% to $19.3 million, compared to $18.7 million in the second quarter of 2006. Employee compensation and benefits expense increased 4.9% to $11.0 million, compared to $10.5 million in the second quarter of 2006 due to an increase in cash incentive compensation driven by improved business results. Professional and consulting expense decreased 28.2% to $1.8 million, compared to $2.5 million in the second quarter of 2006 due to lower consulting, audit and tax and legal fees.
Pre-tax income in the second quarter of 2007 was a record $6.0 million, an increase of 335.7% compared to $1.4 million in the second quarter of 2006. Pre-tax margin was 23.9% in the second quarter of 2007, compared to 6.9% in the second quarter of 2006.
The effective tax rate for the second quarter of 2007 was 41.2%, compared to 42.3% for the second quarter of 2006.
Net income for the second quarter of 2007 was $3.6 million, or $0.10 per diluted share, an increase of 344.0% compared to $0.8 million, or $0.02 per diluted share, in the second quarter of 2006.
Headcount as of June 30, 2007 was 174, compared to 186 as of June 30, 2006.
Trading Volume
For the second quarter of 2007, total trading volume increased 40.3% to a record $111.4 billion, compared to $79.4 billion in the second quarter of 2006. U.S. high-grade trading volume was a record $67.5 billion in the second quarter of 2007, a 56.1% increase compared to second quarter 2006 volume of $43.3 billion. U.S. high-grade volume as a percentage of TRACE high-grade trading volume increased to a record estimated 11.1% in the second quarter of 2007, up from an estimated 7.6% in the second quarter of 2006. Total TRACE volume in the second quarter of 2007 increased 7.5% to $608.7 billion, compared to $566.2 billion in the second quarter of 2006. Total U.S. high-grade trading volume for the second quarter of 2007 includes single-dealer inquiries of $5.0 billion. European high-grade trading volumes in the second quarter of 2007 increased 4.4% to $23.8 billion, compared to $22.8 billion in the second quarter of 2006. Other trading volumes increased 50.3% to a record $20.1 billion, compared to $13.4 billion in the second quarter of 2006.
New European High-Grade Fee Plan
In the second quarter of 2007, the Company entered into new fee agreements with 18 of its broker-dealer clients for its European high-grade product. The new contracts reflect a pricing plan for transactions executed on the European electronic trading platform, which incorporates fixed monthly fees and lower variable fees, similar to the fee plan implemented in June 2005 for U.S. high-grade trading. The new plan is designed to provide an added incentive to broker-dealer and institutional investor clients to increase the volume of transactions traded on the platform. Implementation of the new pricing plan in Europe began on June 1, 2007.

Balance Sheet Data
As of June 30, 2007, total assets were $193.3 million, which included $121.9 million in cash, cash equivalents and securities, and a deferred tax asset of $37.7 million. Total assets as of December 31, 2006 were $204.3 million and included $131.0 million in cash, cash equivalents and securities and a deferred tax asset of $38.9 million. Total stockholders’ equity as of June 30, 2007 was $175.3 million and book value per common share was $5.06, based on 34.6 million diluted shares.
Share Repurchases
In November 2006, the Board of Directors approved a $40 million share repurchase program. During the second quarter of 2007, the Company repurchased 0.3 million shares of its outstanding common stock at an average price of $16.89 per share, for a total expenditure of $5.3 million. A total of $13.5 million remains in the current repurchase program as of June 30, 2007.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 888-679-8033 (U.S.) or 617-213-4846 (international). The passcode for all callers is 19102851. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 85560401. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 675 active institutional investor clients can access the liquidity provided by our 30 broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our broker-dealer clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
# # #
Media and Investor Relations Contacts:
Stephen Davidson
MarketAxess Holdings Inc.
+1-212-813-6021
Sharron Silvers
Gavin Anderson & Co.
+1-212-515-1931

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
	($ in thousands, except per share data)
	(unaudited)		(unaudited)
Revenues
Commissions
U.S. high-grade	$14,532	$10,975	$28,214	$22,004
European high-grade	4,456	4,089	9,210	8,427
Other	2,468	2,194	4,725	4,314

Total commissions	21,456	17,258	42,149	34,745
Information and user access fees	1,468	1,323	2,822	2,682
License fees	329	214	568	495
Investment income	1,258	1,084	2,480	2,046
Other	793	243	1,050	494

Total revenues	25,304	20,122	49,069	40,462

Expenses
Employee compensation and benefits	11,010	10,498	22,513	20,781
Depreciation and amortization	1,879	1,637	3,790	3,322
Technology and communications	1,935	1,791	3,698	3,843
Professional and consulting fees	1,786	2,488	3,622	5,039
Occupancy	805	663	1,554	1,492
Marketing and advertising	530	477	883	855
General and administrative	1,320	1,182	2,501	2,345

Total expenses	19,265	18,736	38,561	37,677

Income before income taxes	6,039	1,386	10,508	2,785
Provision for income taxes	2,487	586	4,506	899

Net income	$3,552	$800	$6,002	$1,886

Per Share Data:
Earnings per share:
Basic	$0.11	$0.03	$0.19	$0.06
Diluted	$0.10	$0.02	$0.17	$0.05

Weighted-average common shares:
Basic	32,928	29,838	31,871	29,752
Diluted	34,631	34,944	34,579	35,146

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	June 30, 2007	December 31, 2006
	($ in thousands)
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$65,350	$82,000
Securities available-for-sale	56,543	49,015
Deferred tax assets, net	37,671	38,901
All other assets	33,697	34,362

Total assets	$193,261	$204,278

Liabilities and Stockholders’ Equity

Total liabilities	$17,935	$18,993
Total stockholders’ equity	175,326	185,285

Total liabilities and stockholders’ equity	$193,261	$204,278

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume		Total Trading Volume
	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)
U.S. high-grade — multi dealer [1]	$62,496	$39,117	$118,387	$79,720
U.S. high-grade — single dealer [2]	5,047	4,154	9,984	9,693
European high-grade	23,777	22,784	52,117	46,755
Other [3]	20,093	13,370	35,382	27,955

Total	$111,413	$79,425	$215,870	$164,123

	Average Daily Volume		Average Daily Volume
	Three Months Ended		Six Months Ended
	June 30		June 30
	2007	2006	2007	2006
	($ in millions)		($ in millions)
	(unaudited)		(unaudited)
U.S. high-grade [1,2]	$1,072	$698	$1,027	$719
European high-grade	390	380	417	377
Other [3]	319	216	283	225

Total	$1,781	$1,294	$1,727	$1,321

Number of U.S. Trading Days [4]	63	62	125	124
Number of U.K. Trading Days [5]	61	60	125	124

[1]	Beginning with June 2006 monthly trading volumes, volumes from the Company’s DealerAxess® interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with current market practice, all DealerAxess® trading activity is conducted anonymously, and MarketAxess Corporation acts as riskless principal in all DealerAxess® transactions; accordingly, and consistent with NASD TRACE reporting standards, both sides of each DealerAxess® trade are included in the Company’s reported trading volumes.

[2]	Effective June 2005, the Company began reporting separately U.S. High-Grade single-dealer inquiries.

[3]	Effective September 2005, the Company began reporting credit default swaps trading volume in “Other” trading volume.

[4]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

[5]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.